Exhibit 10.17

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT

This Employment and Change of Control Agreement is made and entered into on this 20th day of February, 2003, by and between NetSolve, Incorporated, a Delaware corporation (the “Company”), and David D. Hood (the “Executive”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that, in the event the Company were to become involved in discussions and negotiations with a third party concerning a potential transaction which might result in a Change of Control of the Company, it is desirable and in the best interest of the Company and its stockholders to have established arrangements to ensure that Executive remains focused and appropriately incented with respect to the successful completion of such Change of Control and the transition and ongoing activities thereafter regarding the continued business of the Company following such Change of Control; and

WHEREAS, in order to accomplish these objectives, the Company and Executive have entered into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and Executive agree as follows:

1. Effective Date. The effective date of this Agreement shall be the date on which a Change of Control occurs (the “Effective Date”). However, anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if, prior to such Change of Control, the Executive’s employment with the Company or its affiliated companies had been terminated or the Executive was demoted, and if it is reasonably demonstrated by the Executive that such termination or diminution arose in connection with, or anticipation of, the Change of Control, then, for all purposes of this Agreement, the “Effective Date” shall mean the date immediately prior to the date of such termination or diminution.

2. Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Securities and Exchange Commission Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or would have been required to be so reported but for the fact that such event had been “previously reported” as that term is defined in Rule 12b-2 of Regulation 12B under the Exchange Act; provided that, without limitation, a Change of Control shall be deemed to have occurred if:

(i)	individuals who constitute the Board of Directors on the date of execution of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or

(ii)	the stockholders of the Company approve the sale or other disposition of all or substantially all of the assets of the Company or a complete liquidation or dissolution of the Company; or

(iii)	the stockholders of the Company approve a merger, consolidation, reorganization or other business combination transaction pursuant to which the Company is not the surviving ultimate parent entity.

For purposes of this definition, the following terms shall have the meanings set forth below:

“Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof.

“Independent Shareholder” shall mean any shareholder of the Company except any employee(s) or director(s) of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof.

The term “the sale or disposition by the Company of all or substantially all of the assets of the Company” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefore or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined).

The “fair market value of the Company” shall be the aggregate market value of the then outstanding shares of Common Stock of the Company (on a fully diluted basis). The aggregate market value of the shares of outstanding Company Common Stock shall be determined by multiplying the number of shares of outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the

“Transaction Date”) by the average closing price of the shares of outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for a period commencing on the Effective Date and continuing for a twelve (12) month period (the “Employment Period”).

4. Position and Duties. During the Employment Period, the Executive’s position (including status, titles, and reporting relationships), authority, duties, and responsibilities with the Company or its affiliated companies or both, as the case may be, shall be comparable to, and, in any event, no less than those in effect immediately prior to the Effective Date. The Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date, although the Executive understands and agrees that he may be required to travel from time to time for business purposes.

During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his time and attention during normal business hours to the business and affairs of the Company and its affiliated companies and to use his reasonable best efforts to faithfully perform the duties and responsibilities assigned to him hereunder. During the Employment Period it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees and fulfill these and other reasonable personal interests, and devote reasonable amounts of time to the management of his and his family’s personal investments and affairs, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company or its affiliated companies in accordance with this Agreement.

5. Compensation. During the Employment Period, the Executive shall be compensated as follows:

(a) Annual Base Salary. The Executive shall be paid an annual base salary, in equal installments under the Company’s usual payroll practice, at least equal to the annual base salary being paid to the Executive immediately prior to the Effective Date

(b) Annual Bonus. Executive shall be eligible for, and entitled to participate in, annual bonus programs of the Company during the Employment Period on a basis consistent with, and no less favorable to Executive as, his participation prior to the Effective Date.

(c) Stock Options and other Long-Term Incentive Compensation. Executive shall be eligible for, and entitled to participate in, stock option and other long-term incentive programs of the Company during the Employment

Period on a basis comparable to other peer executives of the Company.

(d) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and its affiliated companies.

(e) Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans, and other benefit programs, practices and policies (including, without limitation, medical, prescription, short-term disability, long-term disability, leave of absence, salary continuance, vacation, group life insurance, accidental death and dismemberment, and all other applicable plans and programs) provided by the Company to the extent applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies, and programs provide the Executive with benefits and rights which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, and programs in effect for the Executive at any time prior to the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date.

6. Termination of Employment.

(a) Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give the Executive written notice of its intent to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days after receipt of the Company’s notice, the Executive shall not have received a release to return to work and be willing to return to perform his duties hereunder. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) repeated willful or intentional violations by the Executive of the Executive’s obligations under Section 4 of this Agreement (other than as a result of incapacity due to physical or mental illness or injury) which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied within a reasonable period of time after receipt of written notice from the Company specifying such violations; or (ii) the conviction of the Executive of a felony involving an act of dishonesty intended to result in substantial personal enrichment at the expense of the Company. A termination for Cause under clause (i) above may only be effected pursuant to a formal resolution of the Board at a special meeting called for the purpose of considering such termination pursuant to which at least ¾ of the members of the Board affirmatively determine that the violation of Executive constituted Cause in accordance with the provisions of clause (i) above and that such violations have not been remedied within a reasonable time following Executive’s receipt of written notice specifying the conduct and violations at issue.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one or more of the following occurrences:

(i)	Executive’s base salary as in effective immediately prior to the Effective Date, or as it may be increased subsequent to the Effective Date, is reduced;

(ii)	Executive’s status, position, title or responsibilities with the Company immediately prior to the Effective Date are materially reduced, or Executive is assigned duties which are inconsistent with such status, position, title or responsibilities, or Executive’s business location is materially changed;

(iii)	The Company fails to continue in effect any pension, stock option, health care, or other incentive plan or arrangement, or fringe benefit arrangement, in which Executive was participating immediately prior to the Effective Date, or the Company takes some action which materially reduces Executive’s benefits under any such plan or program (including, without limitation, providing benefits thereunder which are less than Executive’s reasonably expected benefit levels based on benefits received prior to the Effective Date), without (in either such case) providing Executive with substantially similar benefits; or

(iv)	Any successor to the Company in connection with a Change of Control does not, prior to the closing of the Change of Control transaction, expressly assume this Agreement.

For purposes of this Section 6(c), any good faith determination of “Good Reason”

made by the Executive shall be final and conclusive on all parties.

7. Obligations of the Company upon Termination.

(a)	Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause or Disability, or Executive terminates his employment for Good Reason:

(i)	The Company shall promptly pay Executive his unpaid base salary through the date of such termination and any unused vacation, and shall pay and honor any benefits or commitments to which Executive is entitled upon such termination under plans, policies, agreements and arrangements of, or with, the Company (collectively, the “Accrued Obligations”).

(ii)	The Company shall promptly pay Executive a lump sum cash payment equal to the sum of Executive’s annualized base salary (i.e., 1 year’s base salary) at the highest level in effect during the Employment Period, and Executive’s annual bonus actually received for the year prior to the year of the termination.

(iii)	(a) With respect to Executive’s vested percentage of outstanding stock options and similar incentive awards, Executive shall be given credit for an additional two (2) years of vesting credit, and all vested options and other awards (after applying said additional two (2) years of vesting credit) shall be immediately exercisable. Additionally, notwithstanding the provisions of any outstanding awards, Executive shall be entitled to exercise all vested options and other awards (including those vested as a result of the two (2) years of vesting credit provided for above) at any time prior to the expiration of the longer of six (6) months from the date of such termination, or January 31 of the year following such termination; or

(b) In the event that, as a result of the Change of Control or otherwise, the shares underlying the then outstanding stock options of Executive are not publicly traded as of the date of such termination, Executive shall be entitled to receive (as soon as reasonably practical following such termination, but in any event within 10 days thereof) a lump sum cash payment in an amount equal to the difference between the exercise price of each such option and the price of the Company’s common stock (as reported on the NASDAQ national market) as of the date of the closing of the transaction or the consummation of the event constituting the Change of Control.

(iv)	The Company shall maintain for a period of one (1) year following such termination, all medical, prescription, group life insurance, disability and other welfare arrangements in which Executive and Executive’s dependants were participating, and under the same terms of such participation (including the required contributions for such coverage and the income tax effect of such coverage to Executive and Executive’s dependants) as were in effect immediately prior to such termination. In the event that such continued coverage under any such arrangement is not possible under the terms of such arrangement, the Company shall provide such coverage, on the same basis, outside of the terms of such arrangement. Such continued coverage shall be in addition to the rights of Executive and his dependants under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), and such COBRA rights will be provided in full following the expiration of the continued coverage provided for under this clause (iv). The coverage and benefits provided for in this clause (iv) shall be referred to herein as the “Continued Coverage.”

(v)	The Company shall, at its cost, provide Executive with professional outplacement services for up to 12 months following such termination.

(b)	Death; Disability. In the event Executive’s employment is terminated during the Employment Period as a result of Executive’s Disability or death, this Agreement shall terminate and:

(i)	The Company shall provide Executive (or his beneficiaries in the event of his death) the Accrued Obligations.

(ii)	The Company shall provide Executive and his dependants with the Continued Coverage.

(c)	Cause; Other than Good Reason. In the event Executive’s employment is terminated during the Employment Period by the Company for Cause or by the Executive without Good Reason, this Agreement shall terminate and the Company shall provide Executive the Accrued Obligations, and neither party shall have any further obligations to the other.

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract, or agreement except as otherwise expressly modified by this Agreement.

9. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur at all stages of proceedings, including, without limitation, preparation, trial and appellate review, as a result of any contest (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code.

10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data relating to the Company which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event, however, shall an asserted violation of the provisions of this section constitute a basis upon which the Company may withhold or defer any amount or benefit otherwise payable to the Executive under this Agreement. The terms of this confidential information provision shall survive the termination or expiration of this Agreement.

11. Indemnification. The Company will, to the fullest extent permitted by law, indemnify and hold the Executive harmless from any and all liability arising from the Executive’s service as an employee, officer or director of the Company and its affiliated companies. To the fullest extent permitted by law, the Company will advance legal fees and expenses to the Executive for counsel selected by the Executive in connection with any litigation or proceeding related to the Executive’s service as an employee, officer or director of the Company and its affiliates. The terms of this indemnification provision shall survive the termination or expiration of this Agreement.

12. Deductions and Nonalienation of Benefits. Executive shall be required to pay promptly on demand, by payroll deduction or otherwise, the amount required to be withheld by the Company for income and employment taxes in respect of amounts paid under this Agreement. No right, benefit or payment hereunder shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void. No right, benefit or payment hereunder shall in any manner be subject to, voluntarily or involuntarily, the debts, contracts, liabilities or torts of Executive or be otherwise subject to any execution, garnishment, attachment, insolvency, bankruptcy or legal proceedings of any character or legal sequestration, levy or sale. If Executive or any other beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right, benefit or payment hereunder, such right, benefit or payment may be terminated at any time by the Company without liability or further obligation.

13. Entire Agreement. This Agreement contains the complete understanding and agreement between the parties and supersedes any and all other agreements, understandings, or communications of any kind, either oral or in writing, between the parties hereto with respect to the subject matter hereof. The parties to this Agreement acknowledge that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise with respect to the subject matter of this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both of the parties hereto.

14. Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way, and such invalid, void or unenforceable provisions shall be reformed and replaced with valid and enforceable provisions which are as close as possible to such invalid, void or unenforceable provisions.

15. Survival. The parties hereby acknowledge and agree that certain provisions of this Agreement are, by their nature, intended to survive this

Agreement and the parties agree that all of such provisions shall survive Executive’s termination of employment, regardless of the reason for such termination.

16. Successors. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, beneficiaries and personal representatives, and the Company and any successor or assignee of the Company, but neither this Agreement, nor any of the rights or obligations of either party hereunder may be assigned, in whole or in part, except the Company may assign this Agreement to any affiliate of the Company. The Company will seek to obtain the written acknowledgment and assumption of this Agreement by any successor of the Company in connection with a Change of Control of the Company prior to the consummation of such Change of Control transaction. Whether or not such written acknowledgment and assumption is given, this Agreement shall be binding on such successor and its assignees, and “Company,” as used in this Agreement, shall be deemed to mean the Company as hereinbefore defined, and any successors to the Company, including without limitation, any successor to the Company in the event of a Change of Control.

17. Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing, by facsimile or by mail, registered or certified, postage prepaid to the current address of the other party with return receipt requested. Notices delivered personally or by facsimile shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Executed effective as of the 20th day of February 2003.

NETSOLVE, INCORPORATED

By:	/s/ J. Michael Gullard
J. Michael Gullard

EXECUTIVE

By:	/s/ David D. Hood
David D. Hood